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Exhibit 10.14

FY06 Management Incentive Plan

FY06 Management Incentive Plan

Plan Summary

Introduction	The Management Incentive Plan (MIP) provides an annual reward opportunity for eligible employees of Merrill Communications, LLC. The plan is designed to provide competitive total cash compensation opportunity that is closely tied to overall company and business unit performance.

Under the plan, participants can earn an incentive payout based on company financial performance and accomplishment of individual objectives. The payout is structured to have unlimited upside potential for exceeding consolidated quantitative targets as well as downside if targets are not met.
Performance Period	The performance period runs on a fiscal year basis from February 1 through January 31.
Plan Eligibility
Eligibility for the plan is determined annually based on grade level and position. The CEO, President and VP of Human Resources of Merrill Communications have the final authority to approve all participants. Each participant will receive documentation confirming their participation in MIP, which will include details on plan structure and financial targets.
Payout Eligibility	Participants will be eligible for an incentive payout if they are:
• A full- or part-time regular employee; and
• Employed in an eligible position as of August 1 of the plan year. For individuals hired during the year before August 1, eligibility begins on the first day of employment and incentive awards may be pro-rated from the date of hire; and
• Performing at a satisfactory level as determined by management; and
• An active regular employee on the date of payout. Participants who leave the company voluntarily or involuntarily before the date of payout will not be entitled to any payout under the plan.
For individuals who experience job changes during the year that would affect eligibility or incentive targets, payouts may be adjusted, either upward or downward, to reflect the associated job change.

Payout Timing	Incentives earned under the plan are generally paid out within 90 days of the end of the fiscal year. For the FY06 incentive, it is expected that the payout will occur in April 2006.
Performance Measures
	•	Consolidated EBITDA before MIP expense
	•	Business Unit/Group Threshold
	•	Individual goals/objectives. (Individual goals/objectives must be measurable and determined in conjunction with participant's manager or Business Unit/Group management. Emphasis should be revenue/earnings growth, efficiency/cost effectiveness, diversification of the business and attracting/retaining the best people.)
Performance and Payout
The minimum possible payout is zero, with unlimited upside potential for the consolidated quantitative component. The individual component payout, if applicable, may not exceed 100%. Specific provisions for FY06 are:
CONSOLIDATED QUANTITATIVE COMPONENT
Consolidated Threshold
	•	A Consolidated EBITDA before MIP expense threshold has been established which serves as an absolute minimum level of financial performance that must be achieved before any payout can be made.
Consolidated Target
	•	A Consolidated EBITDA before MIP expense target has been established. The Consolidated EBITDA target reflects the results at which a participant may become eligible to receive 100% of their consolidated quantitative MIP component.
	•	The payout percentage is interpolated for results above or below target.
Business Unit/Group Threshold
	•	In addition, your respective Business Unit/Group has an EBITDA before MIP expense threshold (if applicable). This threshold serves as a gate (an absolute minimum level of financial performance) that must be achieved by your Business Unit/Group before any portion of the consolidated component may be paid. The Business Unit/Group threshold must be met to achieve payout even if the overall consolidated results exceed the consolidated threshold.

Business Unit/Group Target
	•	A Business Unit/Group EBITDA before MIP expense target has also been established. A Business Unit/Group must meet or exceed their established target to be eligible to receive a consolidated quantitative payout above 100% if consolidated performance is above the Consolidated target.
INDIVIDUAL GOALS COMPONENT
•
The Consolidated EBITDA before MIP expense threshold must be met before the individual goals component is eligible for payout. Individual goals and objectives have the opportunity to be paid, regardless of business unit/group performance results.
	•	The manager or Business Unit/Group management will determine performance against goals and resulting award for the participant based on their achievement of the objectives that were established.
	•	The percentage earned could range from 0-100% of the individual component, but may not exceed 100%.
Overall Payout Calculation
Incentive payouts are calculated using eligible base salary at the end of the fiscal year multiplied by the target bonus percent. Each component is weighted and multiplied by performance results and totaled together.
Payout Example

	Goals—	Consolidated Quantitative	Individual Goals

	Weighting	80%	20%

	% Goal Achievement	90% (below target by 10%	100% (met target performance)

	Result (weight × % achievement)	72%	20%

The resulting payout percentage would be 92% (72% consolidated and 20% individual).
If we assume a salary of $50,000 and a target MIP percentage of 10%, the dollar payout would be $4,600. ($50,000 × 10%) × 92%.

Plan Modifications
Merrill Executive Management and the Board of Directors reserve the right to modify, amend, or cancel this plan at anytime in response to changing business issues or unforeseen circumstances. They also retain the right to make adjustments for the impact of any unusual item that has an unplanned impact on the incentive payout. Adjustments, if any, may have either a negative or positive effect on the incentive payout earned by a participant.
Right to Continued Employment
Nothing contained in the Management Incentive Plan shall be construed to confer upon any employee the right to continued employment, or alter the company's right to terminate his/her employment at any time.

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  Exhibit 10.14